AGREEMENT


     THIS  AGREEMENT  is  dated as of  December  6,  1999,  by and  among  MENLO
ACQUISITION CORPORATION, a Delaware corporation, having an address for the purposes hereof at 100 Misty Lane, Parsippany, New Jersey 07054 ("Menlo"); IN-SITU OXIDATIVE TECHNOLOGIES, INC., a Delaware corporation, having an address for the purposes hereof at 51A Everett Drive, Lawrenceville, New Jersey 08648 ("ISOTEC"); MICHAEL MANDELBAUM, an individual, having an address for the purposes hereof at 80 Main Street, West Orange, New Jersey 07052 ("Michael"); RICHARD GREENBERG, an individual, having an address for the purposes hereof at 100 Misty Lane, Parsippany, New Jersey 07054 ("Richard"); and ROSEBUD HOLDING, L.L.C., a New Jersey limited liability company, having an address for the purposes hereof at 100 Misty Lane, Parsippany, New Jersey 07054 ("Rosebud").

                              W I T N E S S E T H:

Recitals:
     A. ISOTEC is in the business of remediating contaminated properties using a proprietary in-situ treatment program. ISOTEC has a negative net worth in excess of $1 million, has experienced operating losses. Exclusive of previous loans from Michael, ISOTEC has generated significant negative cash flows. ISOTEC requires additional working capital.
     B. Michael and Richard each own fifty (50%) percent of the issued and outstanding shares of capital of ISOTEC.
     C. Michaeland Rosebud are willing to provide loans to ISOTEC on the terms and conditions set forth herein.
     D. As an inducement to Menlo to make loans to ISOTEC hereunder, Richard has agreed to give Menlo an option to purchase all or a portion of his shares of ISOTEC, on the terms and conditions set forth herein.
     E. In consideration of the option for ISOTEC shares being granted to it by Richard, Menlo is willing to provide loans to ISOTEC on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
     1. Concurrent Actions: Concurrently herewith, the following actions are being taken:
          1.1 Michael is loaning ISOTEC Two Hundred Three Thousand ($203,000) Dollars.
          1.2 ISOTEC is executing and delivering to Michael a demand  promissory note in the form of Exhibit A annexed hereto in the principal amount of Five Hundred Thirteen Thousand ($513,000) Dollars, to evidence such loan and certain other loans to ISOTEC previously made by Michael.
          1.3  Rosebud is  loaning  ISOTEC  Three  Hundred  Thousand  ($300,000)
     Dollars. This loan is being effected by Rosebud's transferring three hundred thousand (300,000) shares of capital of Menlo (the "Rosebud Shares") to ISOTEC. The parties agree that the Rosebud Shares have a fair market value of $1.00 per share.
          1.4 ISOTEC is executing and delivering to Richard a demand  promissory note in the form of Exhibit A annexed hereto in the principal amount of Forty-eight Thousand ($48,000)Dollars, to evidence certain other loans to ISOTEC previously made by Richard.
          1.5 ISOTEC is repaying a loan in the amount of One Hundred Ninety-five Thousand ($195,000) Dollars to Environmental Waste Management Associates, L.L.C., a wholly-owned subsidiary of Menlo.
    2. Loans to ISOTEC.
          2.1 If ISOTEC desires to borrow funds from Menlo and Michael, it shall give each of them a written irrevocable notice (a "Loan Notice") signed by its president, setting forth the amount it reasonably requires for working capital and it wishes to borrow.
          2.2 Within ten (10) business days after the giving of the Loan Notice, Menlo and Michael shall each provide ISOTEC with one-half (1/2) the loan amount requested in the Loan Notice.
          a. Such moneys shall be provided by wired funds or good check.
          b. With each Loan Notice, ISOTEC shall execute and deliver to each of Menlo and Michael a demand promissory note in the form of Exhibit A annexed hereto for one-half (1/2) the loan amount requested in the Loan Notice.

          2.3 The loans to be made to ISOTEC by Menlo  and  Michael  under  this
     Section 2 (the "WC Loans") shall be subject to the following restrictions:
          a. No Loan Notice shall be effective unless it is given prior to December 31, 2000.
          b. The aggregate WC Loans made by Menlo and Michael under this Section 2 shall not exceed the principal sum of Five Hundred Thousand ($500,000) Dollars (i.e., $250,000 loaned by each of Menlo and Michael). Any moneys that are repaid to Menlo or Michael shall not be available for reborrowing.
          c. It is the intention of the parties hereto that the WC Loans to ISOTEC by Menlo and Michael shall at all times be equal in amount. Towards that end, neither Menlo nor Michael shall demand or accept repayment of any WC Loan unless and until the other of them is repaid an equal amount on account of its or his WC Loans.
     3.       Grant of Options.
          3.1 As an inducement for Menlo to make the WC Loans, Richard hereby agrees that for each Fifty Thousand ($50,000) Dollars or part thereof of WC Loans that Menlo makes to ISOTEC, Richard shall grant Menlo an option to buy twenty (20%) percent of his interest in ISOTEC, equaling ten (10%) percent of the issued and outstanding shares of capital of ISOTEC.
          a. By way of example, if Menlo makes WC Loans in the aggregate amount of Five Thousand ($5,000) Dollars, Richard shall grant Menlo an option to buy twenty (20%) percent of his interest in ISOTECH.
          b. By way of a further example, if Menlo makes WC Loans to ISOTEC in the aggregate amount of One Hundred Thousand ($100,000) Dollars, Richard shall grant Menlo an option or options to buy forty (40%) percent of his interest in ISOTEC.
          3.2 The exercise price for each twenty (20%) percent of Richard's interest in ISOTEC shall be One Thousand ($1,000) Dollars.
          3.3 The options granted pursuant to this Section 3 shall be in the form of Exhibit B annexed hereto, and shall be delivered by Richard to Menlo concurrently with the making of the WC Loan giving rise thereto.
          3.4 Concurrently herewith, Richard is delivering to Dunetz, Marcus, Brody & Weinstein, L.L.C. (the "Escrowee") certificates evidencing the shares of capital of ISOTEC he owns, accompanied by stock assignments endorsed in blank, to be held in escrow under the terms of this Agreement.
          3.5 Exercise of Options. Each option granted pursuant to this Section 3 may be exercised by Menlo by notice in writing to the Escrowee and Richard given on or before June 30, 2001, and by deposit with the Escrowee of the exercise price of such option. Within ten (10) business days after the exercise of an option, the Escrowee shall cause ISOTEC to transfer the shares of capital subject to the option to be transferred to Menlo, and shall deliver to Richard the option price deposited by Menlo in payment therefor.

          3.6 Dividends; Voting. Richard shall be entitled to all cash dividends declared upon the shares held by the Escrowee between the date hereof and the dates an option is exercised. All stock dividends on the option shares declared between the date hereof and the date an option is exercised shall attach to the respective stock and shall be considered part thereof. Richard shall retain the right to vote all of the option shares.
          3.7 Escrowee.
          a. The Escrowee shall not be under any duty to deal with the property held by it hereunder with any greater degree of care than it uses when dealing with its own similar property.
          b. The Escrowee may act in reliance upon any instrument or signature believed by it to be genuine, and may assume that any person purporting to give any notice or receipt of advice or to make any statement in connection with the provisions hereof has been duly authorized to do so.
          c. The Escrowee may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith, and shall not be liable for any mistake of fact or error of judgment, or for any acts or omissions of any kind, unless caused by its willful misconduct.
          d. In the event that the Escrowee shall be uncertain as to its duties or rights hereunder or shall receive one or more instructions, claims or demands from any of the parties hereto or from third persons with respect to the property held hereunder which, in its opinion, are in conflict with any other instructions it has received or any provision of this Agreement, it may refrain from taking any action other than to use reasonable care to keep safely said property until it shall be directed otherwise in writing by the other parties hereto and such third persons, if any, or by a final order or judgment of a court of competent jurisdiction; or, alternatively, the Escrowee may resign and deliver the property to any party reasonably deemed appropriate by the Escrowee, upon which all obligations of the Escrowee hereunder shall cease and terminate.
          e. The Escrowee may at any time resign hereunder by giving at least ten (10) days' prior written notice thereof to the other parties hereto. Upon the effective date of such resignation, all property then held by the Escrowee hereunder shall be delivered to a joint designee of Richard and Menlo. Upon making such delivery, all obligations of the Escrowee hereunder shall cease and terminate. If no such person shall have been designated by the date validly set hereunder for the Escrowee's resignation, all obligations of the Escrowee hereunder shall, nevertheless, cease and terminate. Its sole responsibility thereafter shall be to keep safely all property then held by it and to deliver the same to a person designated by both other parties hereto or in accordance with the directions of a final order or judgment of a court of competent jurisdiction.
          f. Notwithstanding any other provisions herein, no notice, demand, request or other communication to the Escrowee in connection herewith shall be binding on the Escrowee unless it is in writing, refers specifically to this Agreement, is addressed to the Escrowee at 354 Eisenhower Parkway, Livingston, New Jersey 07039, Attention: Ira B Marcus, Esq. or such other address as the Escrowee may, at any time or from time to time, designate, and is actually received by the Escrowee at that address.
          g. The Escrowee is acting as a stakeholder at the request of the other parties hereto, and may continue to act as counsel to Menlo notwithstanding any dispute among the parties hereto.
          h. This Agreement sets forth exclusively the duties of the Escrowee with respect to any and all matters pertinent hereto. Except as otherwise expressly provided herein, the Escrowee shall not refer to, and shall not be bound by, the provisions of any other agreement.
          3.8 Representation of Richard. Richard hereby warrants and represents to Menlo, knowing and intending that it is relying hereon, that:
          a. He is the sole owner, and has the lawful right to sell and transfer the 1,000 shares of ISOTEC common stock, and that these shares of capital are now, and shall be at all times during the option period, free of all encumbrances.
          b. He shall forthwith on notification and at his own expense, discharge and satisfy all encumbrances against the option stock arising during the option period, and shall pay to the Escrowee the cost of any and all transfer or other taxes which may be required by law at the time an option is exercised.
          c. If Menlo exercises an option, it shall receive good and marketable title to the option stock, free of all encumbrances and rights of others.
     4.       Matters Regarding Rosebud Shares.

          4.1 Rosebud hereby warrants and represents to ISOTEC, knowing and intending that it is relying hereon, that:

          a. Rosebud was the sole owner, and had the lawful right to transfer the Rosebud Shares to ISOTEC. The transfer of the Rosebud Shares to ISOTEC was duly authorized by all requisite action, and did not contravene the organizational documents of Rosebud.
          b. ISOTEC received good and marketable title to the Rosebud Shares, free of all encumbrances and rights of others.
          4.2 ISOTEC hereby warrants and represents to Rosebud, knowing and intending that it is relying hereon, that:
          a. ISOTEC has relied solely upon  independent  investigations  made by
     ISOTEC or representatives of ISOTEC regarding the value of the Rosebud Shares, and has not relied on any oral or written representations which have been made to ISOTEC or its representatives.
          b. The Rosebud Shares are and will be characterized as "restricted securities" under the Securities Act of 1933, as amended (the "Act"), because they were acquired from Menlo in a transaction not involving a public offering. Under the Act, the Rosebud Shares may be sold without registration only in limited circumstances. ISOTEC understands that sales of the Rosebud Shares may be subject to federal and/or state restrictions.
          c. The certificate issued to ISOTEC representing the Rosebud Shares shall, until such time as the same is no longer required by the Act and the rules and regulations thereunder, contain a legend substantially in the form set forth below:
                                            THE  SECURITIES  REPRESENTED  HEREBY
                                            HAVE NOT BEEN  REGISTERED  UNDER THE
                                            SECURITIES  ACT OF 1933,  AS AMENDED
                                            (THE "ACT"), OR UNDER THE SECURITIES
                                            LAWS OF ANY STATES. THESE SECURITIES
                                            ARE  SUBJECT  TO   RESTRICTIONS   ON
                                            TRANSFERABILITY  AND  RESALE AND MAY
                                            NOT BE  TRANSFERRED OR RESOLD EXCEPT
                                            AS  PERMITTED  UNDER THE ACT AND THE
                                            APPLICABLE  STATE  SECURITIES  LAWS,
                                            PURSUANT    TO    REGISTRATION    OR
                                            EXEMPTION  THEREFROM.  THE HOLDER OF
                                            THE  SECURITIES  REPRESENTED  HEREBY
                                            SHOULD  BE  AWARE  THAT  IT  MAY  BE
                                            REQUIRED TO BEAR THE FINANCIAL RISKS
                                            OF THIS INVESTMENT FOR AN INDEFINITE
                                            PERIOD OF TIME.  THE ISSUER OF THESE
                                            SECURITIES MAY REQUIRE AN OPINION OF
                                            COUNSEL   IN  FORM   AND   SUBSTANCE
                                            SATISFACTORY  TO THE  ISSUER  TO THE
                                            EFFECT THAT ANY PROPOSED TRANSFER OR
                                            RESALE IS IN COMPLIANCE WITH THE ACT
                                            AND  APPLICABLE   STATE   SECURITIES
                                            LAWS.
     5.       Notice.
          All notices, requests, demands and other communications made in accordance with this Agreement shall be in writing and shall be sent by certified mail, return receipt requested, to the addresses set forth herein or to such other addresses it may be specified by like notice. All notices given pursuant to this Section 5 shall be deemed given when mailed.
      6.       Resolution of Disputes.
          6.1 Any controversy arising hereunder shall be settled by arbitration. Such arbitration shall be governed by the Federal Arbitration Act, 9 USC ss.1-15. A single arbitrator determined pursuant to 9 USC ss.5 shall be empowered to determine each and every issue relating to such controversy or claim including whether the controversy, claim or issue is subject to arbitration.
          6.2 The arbitration shall take place in Morristown, New Jersey and shall be governed by the "Rules For Non-Administered Arbitration of Business Disputes" promulgated by the Center for Public Resources, Inc. (N.Y.), when not inconsistent with this Agreement.
          6.3 Each party shall be entitled to discovery which must be completed within forty-five (45) days of the date the arbitrator is appointed (unless extended by the arbitrator for good cause). Discovery shall be limited to the inspection and copying of documents within fifteen (15) days after a written request therefor and oral depositions at which reasonable document production may be requested.
          6.4 The arbitrator shall make all decisions concerning issues submitted in accordance with applicable principles of substantive law. The arbitrator shall file a written determination making the award and stating findings of fact and conclusions of law as to all relevant issues submitted to arbitration. If the arbitrator fails to make his decision in accordance with substantive law, or to properly apply the facts to the law, the arbitrator's award will be deemed to have been procured by "undue means" pursuant to 9 USC ss.10, sub-clause (a) and beyond the arbitrator's power in violation of 9 USC ss.10, sub-clause (d). Any party may apply to a court of competent jurisdiction to have the arbitrator's decision confirmed, reviewed, modified, affirmed or remanded to the arbitrator with directions.
          6.5 All fees and expenses of the arbitration, including the fees of the arbitrator and costs of the hearing (including court reporter, hearing room rental, etc.) shall be paid by the non-prevailing party. Should no party be designated by the arbitrator as the "prevailing party" then each of the parties shall pay one-half (1/2) of such fees and expenses. In addition, the arbitrator shall order the non-prevailing party to pay one-half (1/2) of the legal fees and disbursements of the prevailing party. Should no party be designated as the "prevailing party," then each party shall pay its own legal fees and disbursements.
     7.       Miscellaneous.
          7.1  Headings.  The  headings  contained  in  this  Agreement  are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          7.2 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
          7.3 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
          7.4 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New Jersey.
          7.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.
          7.6 Assignment. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto.
          7.7 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.
          7.8 Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

                  [remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
                                            MENLO ACQUISITION CORPORATION



                                            By:/s/Frank Russomanno
                                            ______________________________
                                             Name: Frank Russomanno
                                             Title: CFO



                                            IN-SITU OXIDATIVE TECHOLOGIES, INC.


                                            By: /s/ Richard Greenberg
                                            _______________________________
                                             Name:Richard Greenberg
                                             Title:


                                            /s/ Michael Mandelbaum
                                            ________________________________
                                             Michael Mandelbaum, Individually


                                            /s/ Richard Greenberg
                                            _______________________________
                                            Richard Greenberg, Individually


                                            ROSEBUD HOLDING, L.L.C.

                                            By:/s/George Greenberg
                                            ______________________________
                                             Name:George Greenberg
                                             Title:

                  The undersigned hereby agrees to act as Escrow Agent under the within Agreement, and acknowledge receipt of a certificate(s) evidencing 1,000 shares of Isotec common stock registered in the name of Richard Greenberg, together with blank stock powers.
                                                    DUNETZ, MARCUS, BRODY &
                                                     WEINSTEIN, L.L.C.



                                                     By: /s/Ira B. Marcus
                                                         ___________________
                                                        IRA B MARCUS,
                                                        A Member of the Firm

                                                                    Exhibit A



                                     Demand
                           Negotiable Promissory Note
                                   (Unsecured)




DATED:                                             PRINCIPAL AMOUNT:


          For value received In-Situ Oxidative Technologies, Inc., a Delaware corporation with an address for the purpose hereof at 51A Everett Drive, Lawrenceville, New Jersey 08648 and its successors and assigns ("Maker") promises to pay to the order ____________________of with an address for the purpose hereof at _________________ ("Holder") or at such other place that the Holder may from time to time designate in writing, the principal amount of ______________________($___________ ) DOLLARS in lawful money of the
     United States, ON DEMAND.

          Interest shall accumulate on the outstanding principal balance of this Note at the rate of six (6%) percent per year commencing with the date hereof. Accumulated interest shall be paid in full monthly beginning on the first monthly anniversary hereof or, ON DEMAND, at the option of the Holder.
          This Note may be prepaid in whole or in part at anytime. If Maker fails to make any required payment of principal and/or interest when due then from and after the due date late payment charges shall accrue on the balance of principal and interest due on this Note at the rate of 1 1/2% per every thirty day period, or part thereof, following this default. On the event that Holder shall place this Note in the hands of an attorney for collection on default, the Holder also shall be entitled to receive from the Maker costs of collection and attorney's fees incurred in connection therewith.
          The Maker waives presentment, demand for payment, protest and notice of dishonor of this Note.

          The waiver by Holder of any one or more breaches or default of any provision of this Note shall not constitute a waiver or estoppel as to any other or subsequent breach or default.

          This Note shall be construed under and governed by the laws of the State of New Jersey.

          IN WITNESS WHEREOF, the Maker has executed and sealed this Note as of the date first above written.


ATTEST:                                               IN-SITU OXIDATIVE
                                                      TECHNOLOGIES, INC



___________________________                            By _____________________
                , Secretary                                         , President

                                                                      Exhibit B

                          Option to Purchase Shares of
                      In-Situ Oxidative Technologies, Inc.,
                        a Delaware corporation ("ISOTEC")

DATED:  _______________________

                  This is to certify that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RICHARD GREENBERG, an individual having an address at 100 Misty Lane, Parsippany, New Jersey 07054 (the "Optionor") hereby grants to MENLO ACQUISITION CORPORATION, a Delaware corporation having an address for the purposes hereof at 100 Misty Lane, Parsippany, New Jersey 07054 (the "Optionee") the right to purchase (______ ) of the issued and outstanding common shares of ISOTEC upon presentation of this Option and payment of ($ ) dollars at the office of Ira B Marcus, Esq., Dunetz, Marcus, Brody & Weinstein, L.L.C., 354 Eisenhower Parkway, Livingston, NJ 07039.

                  This Option will be void unless exercised on or before June 30, 2001.

                  The Optionor agrees that if the Optionee exercises this Option, it shall receive good and marketable title to the option stock, free and clear of all encumbrances and rights of others.

                  This Option has been executed and delivered pursuant to and in accordance with the terms and conditions of a certain Agreement, dated as of October 26, 1999, by and among the Optionor, the Optionee, ISOTEC, Michael Mandelbaum, and Rosebud Holding, L.L.C. (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are, by this reference, incorporated herein and made a part hereof. Capitalized terms used in this Option without definition shall have the respective meanings set forth in the Agreement.

                  In the event of any stock dividend, stock split, combination, recapitalization or other change in the capital structure of the ISOTEC, this Option and the option exercise price shall be equitably adjusted.

                  This Option shall be construed under and governed by the laws of the State of New Jersey.

                  IN WITNESS WHEREOF, the Optionor has executed and sealed this Option as of the date first above written.

WITNESS

                                                                      (L.S.)
______________________                              ________________________
                                                    RICHARD GREENBERG